                                                                      EXHIBIT 12


                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                                           -------------------------------
(DOLLARS IN THOUSANDS)                                                                          2001            2000
                                                                                                ----            ----
Earnings:
   Pre-Tax Income........................................................................         52,381          91,204
   Add: Fixed Charges....................................................................         26,574          18,717
   Less: Interest Capitalization.........................................................           (613)           (340)
                                                                                             -----------     -----------
     Total Earnings......................................................................         78,342         109,581
                                                                                             ===========     ===========
Fixed Charges:
   Interest Expense......................................................................         24,016          17,885
   Interest Capitalization...............................................................            613             340
   Interest Portion of Rental Expense....................................................          1,945             492
                                                                                             -----------     -----------
     Total Fixed Charges.................................................................         26,574          18,717
                                                                                             ===========     ===========

         Total Earnings..................................................................         78,342         109,581
Divided By:
     Total Fixed Charges.................................................................         26,574          18,717
                                                                                             -----------     -----------
         Ratio...........................................................................           2.95            5.85
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Note:    Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation.